  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON ____________, 1998


                       SECURITIES AND EXCHANGE COMMISSION
                       ----------------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                     GOLDEN ISLES FINANCIAL HOLDINGS, INC.
                     -------------------------------------
             (Exact name of registrant as specified in its charter)


          Georgia                                               58-1756713
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                           Identification Number)


                       3811 FREDERICA ROAD, SECOND FLOOR
                     ST. SIMONS ISLAND, GEORGIA 31522-5304
                                (912) 638-0667
                            ----------------------
              (Address, including zip code and telephone number
                        of principal executive offices)


         Golden Isles Financial Holdings, Inc. 1995 Stock Option Plan;
                       1991 Incentive Stock Option Plan;
                      1991 Nonstatutory Stock Option Plan
                      -----------------------------------
          (Full title of the employee benefit plan to which issuance of securities hereby relates)


                               J. Thomas Whelchel
                       Chairman of the Board of Directors
                       3811 Frederica Road, Second Floor
                             St. Simons Island, GA
                                 (912) 638-0667
                                 --------------
(Name, address, including zip code, and telephone number, including area code, of agent for service)


                                  COPIES TO:
                               Edward J. Harrell
                         Martin, Snow, Grant & Napier
                               240 Third Street
                                P. O. Box 1606
                           Macon, Georgia 31202-1606
                                (912) 749-1727
                          --------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
     If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]
                                              ---
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]
_______________________
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]_____________________
     If delivery of the prospectus is expected to be made pursuant to rule 434, please check the following box. [__]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                    Proposed      Proposed
Title of                            Maximum       maximum
securities                          offering      aggregate     Amount of
to be              Amount to be     price per     offering      registration
registered         registered       unit/2/       price/3/      fee/3/

Common Stock,
No Par Value
Per Share           350,000/1/      $7.9835       $2,794,225       $824.30
---------------------

     /1/Representing shares to be issued and sold by the Registrant under the 1995 Stock Option Plan, 1991 Incentive Stock Option Plan and 1991 Non-Statutory Stock Option Plan (the "Plans"). There have been 156,567 options granted with 193,433 options still available under the Plans. This Registration Statement also covers such indeterminable number of additional shares as may become issuable to prevent dilution in the event of a stock split, stock dividend, reclassification or other similar transaction pursuant to the terms of the Plan.

     /2/The proposed maximum offering is computed upon the basis of the weighted average of the prices at which the options may be exercised and the market price of the shares under the Plans that have not been granted.

     /3/Computed pursuant to Rule 457(c) under the Securities Act of 1933 ("Act") as to the 193,433 shares available to be granted under the Plans based on the average of the high and low prices reported by the Nasdaq National Market on November 13, 1998 and computed pursuant to Rule 457(h)(1) under the Act as to the 157,567 shares previously granted solely for the purpose of computing the registration fee.

         PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information required to be set forth in the Prospectus under Section 10(a) of the Securities Act of 1933, as amended (the "1933 Act"), and Rule 428 promulgated thereunder will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents which have been incorporated by reference in Item 3 of Part II of this Registration Statement but not delivered herewith (other than the exhibits to such documents). Such request, in writing or by telephone, should be directed to the Corporate Secretary, Golden Isles Financial Holdings, Inc., 3811 Frederica Road, Second Floor, St. Simons Island, Georgia (912) 638-0667.

          PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed by Golden Isles Financial Holdings, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC") are incorporated herein by reference:

     (1) The Company's most recent annual report, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act"), on Form 10-KSB on March 31, 1998;

     (2) All quarterly reports filed by the Company pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the above-referenced Form 10-KSB; and

     (3) The description of the Company's no par value common stock set forth in the section "Description of Securities" in the Company's Registration Statement on Form SB-2A filed under the Securities Act of 1933 file number 33-77822 (Post-effective Amendment No. 6 filed with the Commission on May 1, 1998 effective May 20, 1998).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of any such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

     The class of securities to be offered hereby is registered under Section 12(g) of the 1934 Act.

ITEM 5.   INTEREST OF NAMED EXPERTS AND COUNSEL.

     Certain financial statements included in this Registration Statement have been audited by Mauldin & Jenkins, independent certified public accountants, to the extent and for the periods set forth in their report. Neither Mauldin & Jenkins nor any member of that firm owns any of the Common Stock of the Company.

     The legality of the Common Stock offered hereby will be passed upon for the Company by Martin, Snow, Grant & Napier, Macon, Georgia. Individual members of Martin, Snow, Grant & Napier own shares of the Company's Common Stock. However, neither Martin, Snow, Grant & Napier nor Mauldin & Jenkins, or any member of those firms, was hired on a contingent basis; will receive in connection with this offering a direct or indirect substantial interest in the Company; nor was a promoter, underwriter, voting trustee, director, officer or employee of the Company.

ITEM 6.   INDEMNIFICATION OF DIRECTORS, OFFICERS AND CONTROL PERSONS.

     Article 8, Part 5 of the Georgia Business Corporation Code provides for indemnification of directors and officers of corporations. Under the provisions of O.C.G.A. (S) 14-2-852, a director of the Company, to the extent successful in the defense of any proceeding or claim to which he or she is a party because he or she is a director of the Company, is entitled as a matter of right to indemnification against reasonable expenses, including attorneys' fees, incurred by him or her in connection therewith. The Company is further authorized to indemnify any person who is made a party to a proceeding because he or she is a director against any liability incurred including the obligation to pay any judgment rendered against him or her if the director acted in a manner he or she believed in good faith to be in, or not opposed to, the best interests of the Company and, in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The authority of the Company to indemnify a director is not applicable in connection with any proceeding brought by or in the right of the corporation, or in connection with any other proceeding in which he or she is adjudged liable on the basis that personal benefit was improperly received by him. Indemnification in any action brought by or in the right of the Company is limited in any event to reasonable expenses incurred in connection with the proceeding, and does not include the obligation to pay any judgment, settlement, penalty or fine.

     A determination that a director is entitled to indemnification must be made by the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceedings; if a quorum cannot be obtained then by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceedings; by special legal counsel; or by the shareholders of the Company, excluding shares owned by or voted under the control of directors who are at the time parties to the proceeding. A director of the Company who is a party to a legal proceeding in that capacity may apply to the court for indemnification or advances for expenses if it determines (1) the director is entitled to mandatory indemnification under O.C.G.A. (S) 14-2-852; or (2) the director is fairly and reasonably entitled in view of all relevant circumstances to indemnification, even if he or she has not met the standard conduct set forth in O.C.G.A. (S) 14-2-851(a) or was adjudged liable as described in O.C.G.A. (S) 14-2-851(d), in which latter event, however, his or her indemnification is limited to reasonable expenses incurred. If the court determines that the director is entitled to indemnification or advance for expenses under this part, it may also order the Company to pay the directors reasonable expenses to obtain court-ordered indemnification or advance for expenses. The articles of incorporation of the Company also eliminate, as permitted by law, the personal liability of directors of the Company for monetary damages for breach of duty of care or other duty as a director, excepting only any liability for misappropriation of any business opportunity of the corporation, intentional misconduct, and other specified conduct.

     An officer of the Company who is not a director is entitled to mandatory indemnification under O.C.G.A. (S) 14-2-852 and is entitled to apply for court ordered indemnification in each case to the same extent as is a director of the Company. The Company may also indemnify and advance expenses to an officer, employer or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

     The Company's bylaws provide for indemnification of officers and directors substantially similar to that provided by Article 8, Part 5 of the Georgia Business Corporations Code. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.   EXHIBITS.

     The exhibits included as part of this Registration Statement are as follows:

EXHIBIT
NUMBER                              DESCRIPTION
-------                             -----------

   4.1      Company's Articles of Incorporation (incorporated by reference from
            Exhibit 3.(i) to GIFH's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1995 (File Number 33-19735-A), filed with the Commission on November 13, 1995).

   4.2 Company's Bylaws (incorporated by reference from Exhibit 3.(ii) to GIFH's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1995 (File Number 33-19735-A), filed with the Commission on November 13, 1995).

   5.1 Opinion by Martin, Snow, Grant & Napier, LLP as to legality of the securities being registered

  23.1      Consent of Martin, Snow, Grant & Napier, LLP (included in Exhibit 5)

  23.2 Consent of Mauldin & Jenkins regarding use of consolidated financial statements (incorporated by reference from the Company's Form 10-KSB filed for fiscal year ended December 31, 1997)

  24        Power of Attorney (contained in Part II)


ITEM 9.   UNDERTAKINGS.

     The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         Provided, however, that paragraphs (i) and (ii) do not apply if the information required or to be included in a post-effective amendment thereby is contained in a periodic report filed by the Company pursuant to Section 13 or
Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement;

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) That, for purposes of determining any liability under the 1933 Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (5) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Company's Articles of Incorporation, bylaws or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Simons Island, State of Georgia, on November 18, 1998.


                                       GOLDEN ISLES FINANCIAL HOLDINGS, INC.


                                       BY: /S/ J. THOMAS WHELCHEL
                                           ----------------------
                                           J. THOMAS WHELCHEL
                                           Chairman of the Board of Directors
                                           and Chief Executive Officer



     Know All Men By These Presents, that each person whose signature appears below constitutes and appoints J. Thomas Whelchel and Michael D. Hodges, and either of them (with full power in each to act alone), as true and lawful attorneys-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 18, 1998.


/S/ J. Thomas Whelchel                   Chairman of the
--------------------------------------   the Board; Chief
J. Thomas Whelchel                       Executive Officer
                                         (principal executive
                                         officer), and Director

/S/ Karen Smith                          Chief Financial Officer
---------------------------------------
Karen Smith

/S/ L. McRee Harden                      Director
----------------------------------------
L. McRee Harden


/S/ Michael D. Hodges                    Director
----------------------------------------
Michael D. Hodges


/S/ Russell C. Jacobs, Jr.               Director
----------------------------------------
Russell C. Jacobs, Jr.


/S/ James M. Fiveash                     Director
----------------------------------------
James M. Fiveash


/S/ Claude Kermit Keenum                 Director
----------------------------------------
Claude Kermit Keenum


/S/ Charles Ray Acosta                   Director
----------------------------------------
Charles Ray Acosta


/S/ Jimmy D. Veal                        Vice Chairman of
---------------------------------------- the Board of
Jimmy D. Veal                            Directors; Secretary
                                         and Treasurer

              EXHIBIT INDEX TO REGISTRATION STATEMENT ON FORM S-8


Exhibit Number                         Description
--------------                         -----------

      5 Opinion by Martin, Snow, Grant & Napier as to the legality of the Securities being registered

     23.1 Consent of Martin, Snow, Grant & Napier (included in its opinion filed as Exhibit 5)

     23.2       Consent of Mauldin & Jenkins, L.L.C.

     24         Power of Attorney (contained in Part II at pages 7-9)